Exhibit 5.01

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000	Facsimile:
www.kirkland.com	(312) 862-2200

December 8, 2011

Visteon Corporation

    and the Guarantors set forth on Exhibits A and B

One Village Center Drive

Van Buren Township, MI 48111

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Visteon Corporation, a Delaware corporation (the “Issuer”), the Delaware entities set forth on Exhibit A hereto (the “Delaware Guarantors”) and the Michigan entities set forth on Exhibit B hereto (the “Michigan Guarantors,” and together with the Delaware Guarantors, the “Guarantors”). The Guarantors and the Issuer are collectively referred to herein as the “Registrants.” This opinion letter is being delivered in connection with the proposed registration of $500,000,000 in aggregate principal amount of the Issuer’s 6.75% Senior Notes due 2019, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 (as supplemented or amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in accordance with a Registration Rights Agreement entered into by the Issuer, the Guarantors and certain initial purchasers on April 6, 2011, and the Exchange Notes are being offered in exchange for $500,000,000 6.75% Senior Notes due 2019 issued by the Issuer on April 6, 2011 (the “Old Notes”) through private placements exempt from the registration requirements of the Securities Act.

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes are to be issued pursuant to the Indenture (the “Indenture”), dated as of April 6, 2011, among the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and

Hong Kong    London    Los Angeles    Munich    New York    Palo Alto    SanFrancisco    Shanghai    Washington, D.C

other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) organizational documents of the Registrants, (iii) the Indenture and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued and binding obligations of the Issuers and the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the law of the States of Delaware and New York or the federal law of the United States. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to

it. For purposes of our opinion that the Guarantees will be binding obligations of the Michigan Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Michael Sharnas, Vice President and General Counsel of the Company for certain other matters under the laws of the State of Michigan. We have made no investigation of, and do not express or imply an opinion on, the laws of the State of Michigan. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of Delaware or New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Exhibit A

Delaware Entities

Visteon Electronics Corporation

Visteon European Holdings, Inc.

Visteon Global Treasury, Inc.

Visteon International Business Development, Inc.

Visteon International Holdings, Inc.

Visteon Systems, LLC

Exhibit B

Michigan Entities

VC Aviation Services, LLC

Visteon Global Technologies, Inc.